Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-150982 on Form S-8 and No. 333-165904 on Form S-3 of our reports dated February 27, 2012 relating to the financial statements and financial statement schedules of Southern Copper Corporation, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2011.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

C.P.C. Arturo Vargas Arellano

Mexico City, Mexico

February 27, 2012